Exhibit 10.01

PURCHASE OPTION AGREEMENT

This Agreement is dated the 1st day of April, 2010

BETWEEN:  BIG BEAR MINING CORP.
15111 N. Hayden Rd., Suite 160
Scottsdale, Arizona 85260

(herein the "Optionee")

AND

PERRY VERN ENGLISH FOR RUBICON MINERALS CORP.

P. O. Box 414
Souris, MB ROK2CO
(herein the 'Optionor)

WHEREAS the Optionor is the recorded and beneficial holder of certain unpatented mining claims which are filed with the Ministry of Northern Development Mines and Minerals which Claims are situated in the Township of Skinner & Shabu Lake in the District of Red Lake in the Province of Ontario and more particularly described in Schedule "A" attached hereto and forming a part of this Agreement;

AND WHEREAS the Optionor has agreed to grant an option to the Optionee to acquire a 100% undivided interest in the unpatented mining claims associated with the Property upon the terms and conditions set forth herein;

NOW THEREFORE THIS AGREEMENT WITNESSETH that, in consideration of the mutual covenants expressed herein, and the payment of funds and the issuance of shares set forth herein, the parties hereto agree as follows:

1.	Interpretation

(a) Definitions, The following terms, wherever used in this agreement, shall have the meanings set forth below:

(b) "Effective Date" means the date first written above

(c) "Minerals" shall mean the end products recovered, produced or derived from operating the Property as a mine;

(d) "Mining Operations" means every kind of work done on or in respect of the property or the product, derived from the Property during the subsistence of the Option by or under the direction of the Optionee including, without limiting the generality of the foregoing, the work of assessment, geophysical. geochemical and geological surveys, studies and mapping, investigating, drilling, designing, examining, equipping, improving, surveying, shaft-sinking, raising, cross-cutting and drifting, searching for, drifting, trucking, sampling, working and procuring minerals, ores and metals, surveying and bringing any mining claims to lease or patent, and all other work usually considered to be prospecting. exploration, development and mining work; in paying wages and salaries of workers engaged In the work and In supplying food, lodging, transportation and other reasonable needs of the workers; in paying assessments or premiums for workers' compensation insurance, contributions for Unemployment insurance or other pay allowances or benefits customarily paid in the district to those workers; in paying rentals, licence renewal fees, taxes and other governmental charges required to keep the property In good standing; in purchasing or renting plant, buildings, machinery, tools, appliances, equipment or supplies and In installing, erecting, detaching and removing them; mining, milling. concentrating rehabilitation, reclamation, and environmental protections and in the management of any work Which may be done on the Property or in any other respect necessary for the due carrying out of the prospecting, exploration and development work;

       (e) "Mining Rights" includes mineral rights and the right to conduct Mining Operations on the Property and further includes the meanings and rights attributed to Mining Rights and mineral rights under the Mining Act, RS.O. 1990, c.M-14 and amendments thereto;

(f) "Property" means all of the unpatented mining claims being optioned by the Optionor as more particularly described in Schedule "A" including all Mining Rights as the context so Implies;

(g) "Production Royalty" means the payments required to be paid pursuant to Article 6.0;

1.1 Headings. The headings of this Purchase Option Agreement and the schedules are solely for convenience of reference and do not affect the interpretation of it or define, limit or construe the contents of any provision of this Purchase Option Agreement.

1.2 Number and gender. Works importing the singular number shall include the plural and vice versa, works importing the neuter gender shall include the masculine and feminine genders, and works importing persons Shall include firms and corporations and vice versa.

1.3 Governing law. This Purchase Option Agreement and the rights and obligations and relations of the parties shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein (but without giving effect to any conflict of law rules). The parties agree that the courts of Ontario shall have jurisdiction to entertain any action or other legal proceedings based on any provisions of this agreement. Each party attorns to the jurisdiction of the courts of the Province of Ontario.

1.4 Currency. All references to currency in this agreement are references to Canadian currency.

1.5 Further Assurances.  Each party hereto agrees from time to time, subsequent to the date hereof, to execute and deliver or cause to be executed and delivered to the others of them such instruments or further assurances as may, in the reasonable opinion of either of them, be necessary or desirable to give effect to the provisions of this agreement or as may be reasonably required for registering or recording changes in ownership interests in the property

1.6 Schedules. The following are schedules attached and incorporated in this Purchase Option Agreement by reference and are deemed to be a part hereof:

Schedule “A” -Property

1.7
References. Unless otherwise stated, a reference to a numbered or lettered paragraph refers to the paragraph bearing that number or letter in this Purchase Option Agreement. A reference to this agreement or in this agreement means this Purchase Option Agreement including the schedules, together with any amendments.

2	Optionors’ Representations and Warranties. The Optionor represents and warrants to the Optionee that:

(a) it is the beneficial and registered or recorded owner of a 100% interest in the unpatented mining claims;

(b) the mining claims are in good standing, free and clear of all encumbrances;

(c) the Property has been duly and validly located and recorded pursuant to the applicable legislation of the Province of Ontario constituting valid and subsisting Mining and Surface Rights owned in fee simple and that the property is in good standing with respect to property tax requirements and will be 50 maintained by the Optionors during the period of this Purchase Option Agreement

(d) it has the full and undisputed right to deal with the Property as provided for in this Purchase Option Agreement;

(e) the Property is not subject to any pending or threatened claims by any third party or any governmental agency and that the Optionor's are in compliance with all applicable environmental laws of the Province of Ontario.

3.1 Grant of Option to Earn Interest

(a) The Optionor hereby grants to the Optionee the sole, exclusive, irrevocable and immediate working right to acquire a 100% interest in the unpatented mining claims from the Optionor (subject to the Production Royalty in Article 6.0) by making the payments described herein and by complying with the terms and conditions of this Purchase Option Agreement.

(b) Concurrent with the execution of this Purchase Option Agreement, the Optionor shall deliver to the Optionee a signed transfer in proper registerable form conveying all of the Optionor's right, title and interest In the Mining Rights to the Optionee. The said Transfer shall be prepared by and at the expense of the Optionee and shall be held in trust and not registered until such time as the Optionee has issued all of the shares and made all of the payments set forth in clause 3.2 herein.

(c) Upon execution of this Purchase Option Agreement the Optionee may register this agreement or notice of this agreement against title to the Property.

3.2 Exercise of Option. In order to maintain in force the working right and option granted herein and to exercise the option, the Optionee must, upon completion of normal and reasonable due diligence:

(a) make the payments and issue the shares as hereinafter set forth:

(i) Share Issuance:

The Optionee shall issue to the Optionor common shares in the capital stock of Big Bear Mining Corp. according to the following schedule:

i) That number of common shares that equals a value of $30,000 on the first anniversary date of the Initial Grant;
ii) That number of common shares common shares that equals a value of $30,000 on the second anniversary date of the Initial Grant;
iii) That number of common shares that equals $30,000 on the third anniversary date of the Initial Grant;

The issuances above may be paid in common shares or cash at the election of the Optionor.

(ii) Cash Payments

The Optionee shall:

Make five cash payments to the Optionors according to the following schedule:

i) An "Initial Payment" of $20,000 on signing of this Purchase Option Agreement;
ii) An additional $15,000 on the first anniversary date following the Initial Payment;
iii) An add1tional $20,000 on the second anniversary date following the Initial Payment;
iv) An additional $25,000 on the third anniversary date following the Initial Payment;
v) An additional $30,000 on the fourth anniversary date following the Initial Payment.

3.3 Registration of Transfer, Upon the full amount of the cash payments and shares set forth in Clause 3.2 having been paid and issued, the Optionee shall be entitled, without further notice, to register the transfer vesting a 100% interest in the Mining Rights to the Optionee,

3.4 Acceleration. The Optionee in its sale discretion may accelerate any of the requisite payments and issuance of shares described above for the dates specified herein and proceed to acquire the Mining Rights upon paying all of the sums and issuing all of the shares as set forth herein.

4.0 Working Rights. During the currency of the Option, the Optionee shall have the sole and exclusive working right to enter on and conduct the Mining Operations on the Property as the Optionee in its sale discretion may decide. The Optionee shall have quiet and exclusive possession from the date of this agreement and thereafter during the currency of the working right and option, with full power and authority to the Optionee, its servants, agents, workers or contractors, to carry on Mining Operations in searching for Minerals in such manner as the Optionee in its discretion may determine, including the right to erect, bring and install on the Property all buildings, plant, machinery, equipment, tools, appliances or supplies as the Optionee shall deem necessary)' and proper and the right to remove there from reasonable quantities of rocks, ores and Minerals and to transport them for the purposes of sampling, metallurgical testing and assaying. All Mining Operations conducted by the Optionee shall be in accordance with good exploration, development and mining practice, and in compliance with all applicable legislation. Notwithstanding the foregoing, the Optionee shall use its best efforts not to disturb or interfere with any other operations which may be carried out on the Property.

5.0 Indemnity. The Optionee shall indemnify and save the Optionor harmless from and against all losses, liabilities, claims, demands, damages, expenses, suits, injury or death in any way referable to Mining Operations conducted on the Property provided that the Optionor shall not be indemnified for any loss, liability, claim, demand, damage, expense, injury or death resulting from the negligence or wilful misconduct of the Optionor or its employees, agents or contractors.

6.0 Covenants of the Optionee.

During the term of this agreement Big Bear Mining Corp. shall:

(a) comply with all applicable laws, regulations, by-laws, rules, orders and ordinances with respect to its operations hereunder in conducting Its exploration and mining activities on the subject lands whether federal, provincial or municipal, including discharging the duty to consult with all First Nations groups;

(b) conduct all operations in accordance with "Environmental Standards". "Environmental Standards· means all laws, orders, rules and regulations of whatever authority, as they may apply to and effect environmental and pollution control standards in effect, whether federal, provincial or municipal.

(c) Subject to the provisions of this agreement, the parties agree that Rainy River, its servants, agents and workman shall have full and free, access for Ingress and egress and right-of-way through, over and upon the Property, for the purposes of attending to its operations.

(d) Conduct all exploration. development and mining operations and supervise the operation of all sub-contractors in, on and under the Property in a careful manner and in accordance with good mining practice and in compliance with all applicable legislation and, without limiting the generality of the foregoing Big Bear shall on the completion of its work or at the end of the term of this agreement leave the subject property in a safe condition with all openings safeguarded in accordance with the provisions of all applicable legislation or regulations affecting them.

(e) Subject to the other provisions of this agreement, Big Bear shall have complete discretion and control with respect to all prospecting, exploration, development or other mining work carried out on the Property provided however that all operations on the Property shall be conducted in a manner which will cause the least damage and defacement practicable under the circumstances. All access roads shall be set out in consultation with the Optionor and both parties will make their best efforts to co-operate so as to enable Big Bear to conduct its operations in a reasonable manner while minimizing the damage and interference to the Property and to any timber resources thereon. Big Bear shall reimburse the Optionor or compensate them for all actual physical damage to the Property and actual damages to improvements, roads, wells, crops, timber, grass and livestock resulting from Big Bear's operations. Upon completion of its work or at the end of the term of this agreement Big Bear shall restore and remediate the Property in accordance with good mining practices so as minimize permanent damage or interference with the Property.

(f) Pay or cause to be paid all workmen's wages and for all materials, supplies and services delivered to or performed on or respect of the Property, so as to avoid any Woodsman Lien or Construction Lien from arising.

(g)  Pay all timber dues or other assessments or charges which may be levied or imposed under any statutory provision or otherwise arising, as a consequence of the harvesting of any timber resources from the Property.

(h) Maintain the property in good standing by doing all assessment work, recording all exploration and development work done on the property In accordance with the requirements of the Mining Act, RS.O. 1990, c.M-14 and amendments thereto, paying all exploration licenses fees and by doing all other acts and things that may be necessary in that regard until the termination or expiration of the Agreement or the abandonment of rights and options granted hereunder.

(i) Abide by all directions of the Minister or any other governmental authority having jurisdiction over its operations hereunder.

7.0 Production Royalties. If the Optionee acquires the Mining Rights to the Property and begins commercial production on any part of the Property, the Optionee shall pay to the Optionor a royalty ("Production Royalty") calculated at 2% of the Net Smelter Returns as defined, calculated and set forth herein:
Net Smelter Returns means: the actual proceeds derived from any mint, mill, smelter, refinery or purchaser for the sale of ores, metals or concentrates produced from the Property and sold, after deducting from such proceeds the following charges to the extent that they were not deducted by the purchaser in computing payment: all smelting and refining charges, penalties, cost of transportation or ores, metals or concentrates from the mining property to any mint, mill, smelter or other purchaser; marketing costs, insurance of such ores, metals or concentrates; and any export or import tax on said ores, metals or concentrates levied in Canada or by the country into which such ore, metals or concentrates are Imported if such charges or costs are deducted from the proceeds received.

8.0 Accounting and Payment of Production Royalty.

(a) While the Production Royalty remains payable hereunder, the Optionee shall not later than 90 days after the end of each quarter of each calendar year render to the Optionor an interim statement of account in reasonable detail which statements shall be accompanied by the payment of the Production Royalty payable pursuant to this agreement for the previous quarter year.

(b) When all Minerals in any calendar year in which the Production Royalty remains payable have been sold and the revenues and expenditures determined, the Optionee shall, within 90 days after the termination of such calendar year, render a final statement of account in reasonable detail together with the payment of the balance if any, of the Production Royalty for such previous year.

(c) If any amounts have been paid in excess of those to which the Optionor's is entitled under the terms of this agreement in any year, the equivalent amount shall be deducted from the next Royalty payment or payments. All payments not made to the Optionor within the time periods set forth herein shall bear interest at the prime rate plus 1%.

9.0 Production Royalty Buy-Back. The Optionee or its assigns shall have the right at any time to purchase from the Optionor one-half (1/2) of the 2% Net Smelter Returns Production Royalty by way of a onetime payment to the Optionors of the sum One Million Dollars ($1,000,000.00) in Canadian funds. Upon such purchase and payment being made, the Production Royalty shall thereafter be calculated as being reduced to 1 % of the Net Smelter Returns.

10.0 Abandonment. The Optionee may at any time, during the currency of the Option, abandon anyone or more of the claims which comprise the Property. The Optionee shall give the Optionor notice in writing of any abandonment. In the event that any of the claims comprising the Property are abandoned (Including the termination of this Option Agreement without the Optionee having exercised the Option), the Optionee will retransfer the claims to the Optionor, which shall be in good standing for a period of at least one year from the notice of abandonment.

11.0 Assignment. While this agreement remains in effect the Optionee may sell, assign or otherwise transfer all or part of its rights under this agreement and shall notify the Optionor within a reasonable time in the event of any such transfer or assignment.

12.0 Buildings and Equipment: In the event that the Optionee abandons the working right and option granted to it herein, all buildings, plant, equipment, machinery, tools, appliances and supplies which the Optionee may have brought onto the Property, either before or during the period of the working right and option, may be removed by the Optionee at any time not later than nine (9) months after the abandonment of the working right and option. Any buildings, plant, equipment, machinery, tools, appliances and supplies left on the Property during the nine (9) month period shall be at the Optionee's sole risk and, if not removed after the nine (9) month period, shall become the Property of the Optionor. During the currency of the option, the Optionor shall not remove from the Property any of the Optionee's buildings, plant, equipment, machinery, tools, appliances and/or supplies.

13.0 Information. If the Optionee abandons the working right and option granted to it under this agreement the Optionee shall, on request provide to the Optionor, a copy of all non-interpreted reports, maps, plans, drill logs and surveys of all work pertaining to tile Property provided that the Optionee does not warrant the accuracy of these reports, maps, plans, drill logs and surveys and shall not be liable for any inaccuracies contained in them. The Optionee agrees that the Optionor may disclose the details of this Agreement to its advisors and to governmental, regulatory or First Nations groups.

14.0 Sale of Optionor's Interest. If during or after the period of this Purchase Option Agreement the Optionor wishes to sell, assign or transfer all or any part of their rights in this Agreement, including the Production Royalty ("Property Interest') to any third party:

(a) the Optionor shall, in writing, offer to sell, assign or transfer all or any part of the Property Interest to the Optionee for a specified cash or cash equivalent price ("Purchase Price"). Within 30 days of receipt of such notification of the amount of the purchase price, the Optionee shall elect by written notice given to the Optionor whether or not it will purchase the Property Interest for the purchase price;

(b) If the Optionee elects to purchase the Property Interest, then within 30 days after its election to purchase being made, the Optionee shall pay the Purchase Price to the Owners and the Owner shall sell, assign and transfer their Property Interest to the Optionee and shall deliver such necessary deeds, assignments, transfers and other documents in registerable form as may be necessary to transfer ownership and title to the Property Interest to the Optionee. If the Optionee fails to notify the Optionor of its election within the said 30 day period it shall be deemed to have elected not to purchase the Property Interest; and

(c) If the Optionee elects or has deemed to have elected not to purchase the Property Interest the Optionor may sell the whole (but not part) of such Property Interest to any third party for a purchase price not less than the Purchase Price which was offered to the Optionee provided however that the third party shall agree in writing to be bound for all purposes by this agreement.

15.0 Notices. All payments and communications which may be or are required to be given by either party to the other shall (in the absence of any specific provision to the contrary) be in writing and delivered, telecopied, or sent by prepaid registered mail to the parties, at their following respective addresses and telecopier numbers:

Optionee:	Big Bear Mining Corp
15111 N. Hayden Rd., Suite 160
Scottsdale, Arizona 85260
Tel: (480) 253-0323
info@bigbearmining.com

Optionor:	Mr. Perry English
P. O. Box 414
Souris, MB ROK 2CO Phone No: 204-483-0299
e-mail address:penglish@mls.net

And if any payment or communication is sent by prepaid registered mail, it shall, be conclusively deemed to have been received on the third business day following the mailing of it and, if delivered or telecopied, it shall be conclusively deemed to have been received at the time of delivery or transmission. Notwithstanding the foregoing provisions with respect to mailing, in the event that it may be reasonably anticipated that, due to any strike, lock-out or Similar event involving an interruption in postal service, any payment or communication will not be received by the addressee by no later than the third business day following the mailing of it, then the mailing of any payment or communication must then be sent by an alternative means of transportation which it may reasonably be anticipated will cause the payment or communication to be received reasonably expeditiously by the addressee. Either party may from time to time change its address by notice to the other in accordance with this paragraph.

16.0 Further Assurances and Covenants. Each party shall execute such deeds, documents and give such other further assurances as are necessary or appropriate in connection with the performance of its obligations under this Agreement and to facilitate the acquisition of any and all necessary regulatory approvals herein.

17.0 Benefit of Successors. This agreement shall ensure to the benefit of and be binding on the parties and their respective heirs, executors, administrators, successors and assigns.

IN WITNESS WHEREOF the parties have signed and sealed this agreement.

SIGNED, SEALED AND DELIVERED

In the presence of

____________________.
Per: Big Bear Mining Corp.

_____________________________
President, Steve Rix

______________________________
Secretary

____________________________
Perry Vern English for Rubicon Minerals Corporation

SCHEDULE ‘A’

Township/Area	Claim Number	Recording Date	Claim Due Date	Status	Percent Option
Skinner	3002055	APR 15-02	APR 15-10		100%
Skinner	3002056	APR 15-02	APR 15-10		100%
Shabu Lake	4229797	OCT 19-09	OCT 19-11		100%
Shabu Lake	4229798	OCT 19-09	OCT 19-11		100%
Shabu Lake	4229799	OCT 19-09	OCT 19-11		100%
Shabu Lake	4229800	OCT 19-09	OCT 19-11		100%
Shabu Lake	4229801	OCT 19-09	OCT 19-11		100%
Shabu Lake	4229802	OCT 19-09	OCT 19-11		100%
Shabu Lake	4229803	OCT 19-09	OCT 19-11		100%
Shabu Lake	4229804	OCT 19-09	OCT 19-11		100%
Shabu Lake	4229805	OCT 19-09	OCT 19-11		100%
Shabu Lake	4229806	OCT 19-09	OCT 19-11		100%
Shabu Lake	4229807	OCT 19-09	OCT 19-11		100%
Shabu Lake	4229808	OCT 19-09	OCT 19-11		100%